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                                                                    EXHIBIT 10.8

                               SERVICES AGREEMENT

     This Services Agreement (the "Agreement") is made and is effective as of the 30th day of September, 2005, by and between Abbott Laboratories, a corporation organized and existing under the laws of the State of Illinois and having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott") and ImaRx Therapeutics, Inc. a corporation organized and existing under the laws of Delaware and having a principal place of business at Tuscon, Arizona ("ImaRx").

                                    RECITALS:

     WHEREAS, Abbott and ImaRx have made and entered into an Asset Purchase Agreement ("Asset Purchase Agreement") dated September 30, 2005, pursuant to which Abbott is selling certain assets and rights that are used in the manufacture of Abbott's recombinant urokinase and recombinant pro-urokinase products, and related liabilities (such assets, rights and liabilities collectively referred to as the "Business"), and ImaRx is purchasing the Business, all as set forth in the Asset Purchase Agreement;

     WHEREAS, ImaRx desires an option to receive certain services from Abbott or an Affiliate of Abbott on an interim transitional basis in order to assist ImaRx to use the Manufacturing Technology; and

     WHEREAS, Abbott is willing to supply such services pursuant to the terms and conditions set forth herein.

     NOW THEREFORE for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Abbott and ImaRx agree as follows:

     1.   Definitions.

          (a) Capitalized terms used herein and not otherwise defined have the meanings given to them in the Asset Purchase Agreement.

          (b) "Services" means the services listed in Attachment 1 attached hereto.

          (c) "Manufacturing Technology" shall mean the technology related assets acquired by ImaRx pursuant to the Asset Purchase Agreement.

     2.   General Description of Services.

          (a) The purpose of this Agreement is to enable ImaRx to receive certain designated Services from Abbott in order to assist ImaRx in using the Manufacturing Technology in connection with the Asset Purchase Agreement.

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          (b)  If ImaRx provides Abbott written notice within 15 business days of the date hereof, Abbott or an Affiliate of Abbott will supply to ImaRx the Services described in Attachment 1, and, except as may be otherwise provided in this Agreement and unless otherwise indicated in the Attachment, each Service will be of the type and at the level of service and utilization Abbott or Affiliates of Abbott provided in connection with the Business prior to the date hereof. Abbott will not be required to provide any services to ImaRx if ImaRx does not provide the written notice described above. Furthermore, Abbott will not be required to provide any services that are not described in the Attachment hereto unless mutually agreed by the parties.

     3.   Charges.

          (a) If ImaRx provides the notice described in Section 2(b), Abbott will charge ImaRx, and ImaRx will pay to Abbott, a fee for the Services provided hereunder. For each Service, the fee will be as set forth in the Attachment for that Service. Abbott is willing to provide Services to ImaRx until December 31, 2006. If Services are not completed by December 31, 2006, then Abbott shall refund to ImaRx all fees (but not expenses) up to a maximum amount of $250,000 paid by ImaRx under this Section 3(a).

          (b) The fees referred to in this Section and in the Attachments are net of all applicable federal, state, local and value added taxes and other similar taxes, fees or duties, except for taxes measured according to Abbott's income (collectively "Sales Taxes") imposed by any governmental authority on the Services provided hereunder. ImaRx will pay all such Sales Taxes properly invoiced in accordance with the relevant law and regulations in force at the time Abbott or its Affiliate provides any applicable Service, and Abbott or an Affiliate of Abbott, shall invoice for and collect Sales Taxes from ImaRx in the same manner as it generally collects Sales Taxes from its other customers in the ordinary course of their business and shall be solely responsible for remitting such Sales Taxes to the relevant taxing authority.

     4. Payment. (a) If ImaRx elects under Section 2(b) to utilize the Services of Abbott, then on a quarterly basis, Abbott will fax an invoice to ImaRx for the Services Abbott provided to ImaRx since the generation of the last invoice. ImaRx will pay such invoice in immediately available funds by ACH to an account designated by Abbott such that the funds are immediately available to Abbott no later than the twentieth (20th) calendar day after the date of the invoice; provided the invoice date shall not be earlier than the date the invoice is faxed to ImaRx. ImaRx and Abbott agree that if the due date occurs on a Saturday or Bank Holiday, Abbott will receive the immediately available funds on the immediately preceding business day, and if the due date occurs on a Sunday, Abbott will receive the immediately available funds the next following business day. Delay in payment will result in ImaRx being


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          responsible for interest at a rate of one and a half percent (1 1/2%)
          per month, or the maximum rate allowed by law, whichever is less, on the outstanding amount of any unpaid invoice beginning on the day after the payment due date.

          (b) If ImaRx elects under Section 2(b) to utilize the Services of Abbott, then upon Completion of the Services, ImaRx shall pay Abbott Five Million Dollars ($5,000,000), less any amounts already paid by ImaRx to Abbott (the "Fee") pursuant to Section 4 above and Attachment 1 hereto. The Services shall be deemed complete upon the achievement of the milestones set forth in Exhibit A as mutually agreed by the parties ("Completion of the Services"). If the Completion of the Services, does not occur on or prior to December 31, 2006, the foregoing Fee shall not be payable to Abbott.

     5.   Term.

          (a) This Agreement will take effect at and as of the Closing Date under the Asset Purchase Agreement. This Agreement will terminate upon the earlier of either (i) the Completion of the Services or
               (ii) December 31, 2006.

     6. Warranties. Abbott will use reasonable efforts to provide the Services to ImaRx in a manner substantially similar to the manner Abbott or Affiliates of Abbott provided the same Services to the Business prior to Closing (which the Abbott represents to be consistent with industry practices) except to the extent this Agreement or any Attachment modifies the manner in which Abbott is to provide those Services and except to the extent the parties may otherwise agree in writing. Abbott makes no other warranty concerning the Services, or equipment supplied or used hereunder, or the condition of any of its premises or equipment. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND THE WARRANTY OF MERCHANTABILITY, ARE EXPRESSLY EXCLUDED.

     7.   Liability.

          (a) As to any claim of any nature relating to this Agreement, whether in contract, tort, strict liability, patent infringement or otherwise, excluding claims resulting from the gross negligence or willful misconduct of Abbott, the total liability of Abbott will not exceed an amount equal to the total charges under
               Section 3 for the Services provided by Abbott in respect of which the claim is made. ImaRx's failure to give Abbott written notice of any claim within thirty (30) days from the date of delivery or discovery (if later), or the date fixed for delivery if the claim relates to failure to deliver or failure to deliver in a timely manner, will constitute a waiver by ImaRx of all claims of any kind arising as a result of such delivery or non-delivery. Failure by ImaRx to provide such written notice


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               to Abbott within such time period will constitute a complete defense for Abbott against such claims by ImaRx.

          (b) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR CONTINGENT DAMAGES OR LOSSES (WHETHER OR NOT CAUSED, IN WHOLE OR IN PART, BY A PARTY'S NEGLIGENT ACT OR OMISSION, OR WHETHER BASED ON BREACH OF WARRANTY, BREACH OF AGREEMENT, STATUTE, STRICT LIABILITY OR OTHERWISE), OR LOSS OF PROFITS OR DAMAGES FOR BUSINESS INTERRUPTION, OR COSTS OF LITIGATION, SUFFERED OR INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT OR WITH RESPECT TO PROVISION OR FAILURE TO PROVIDE THE SERVICES.

          (c) Each of the parties hereto will defend, indemnify and hold harmless the other party from and against all Losses made against or incurred by the other party arising from that party's breach of any representation, warranty or covenant hereunder.

     8. Compliance with Laws. Abbott and ImaRx agree to comply with all applicable laws and governmental regulations concerning the Services.

     9.   Contingencies.

          (a) "Force Majeure" means the failure of either party to perform hereunder in the manner provided for in this Agreement (except any obligation to pay for Services already performed), which failure is beyond the reasonable control of the party (whether of like or different character to the matters listed below) so failing to perform, including if such failure is caused or occasioned by: (1) the inability to comply with any order, regulation or request of any Federal, State or Municipal Government or any officer, department, agency or committee thereof, including requisition or allocation or establishment of priority, or by compliance with any request authorized by such governmental authority, which is valid or reasonably believed to be valid; or (2) an Act of God, the public enemy, fire, explosion, equipment failure, flood, earthquake, tornado, hurricane, war, riot, sabotage, or other similar catastrophe, accident, embargo, strikes, lockouts or other industrial disturbances, shortage, delay or failure of supply of materials, power, utilities, labor, fuel or equipment, interruptions of or delay in transportation (including transmission system failure or breakdown) or by any other event or circumstances.

          (b) A party will be relieved from liability to deliver or receive Services hereunder (but not for any liability to pay for Services already performed) for the time and to the extent such failure to perform is caused or


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               occasioned by Force Majeure. In the event that a party becomes unable by Force Majeure to carry out its obligations under this Agreement, in whole or in part, that party will promptly give notice of such, including the expected duration of such Force Majeure, to the other party. The party so affected by the Force Majeure will undertake prompt and diligent efforts to remedy such Force Majeure insofar as it is economically practicable.

          (c) It is understood and agreed that the settlement of strikes or lockouts involving a party will be entirely within that party's discretion, and that the above requirements that any Force Majeure will be remedied with all reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of the employees involved when such course is inadvisable in that party's sole discretion.

          (d) If Force Majeure reduces the capabilities of Abbott to provide any Service to a level below the combined requirements of Abbott and ImaRx, Abbott will allocate its available Service capabilities among Abbott, ImaRx, and Abbott affiliates and other users of that Service on a pro rata basis.

     10. Cooperation and Confidentiality. The parties hereto agree to provide to each other all information and related documents reasonably requested by either party to enable the parties to perform hereunder and will comply with all such reasonable instructions as are necessary for the parties hereto to perform their obligations hereunder. Each party hereto will cause, and will cause each of its Affiliates and each of their respective officers, directors and employees, to hold confidential all information relating to the business of the other party disclosed to it by reason of this Agreement and not disclose any of such information to any third party unless legally compelled to disclose such information in accordance with the Confidentiality Agreement between the ImaRx and Abbott dated May 6, 2005; provided, however, that to the extent that any of them may become so legally compelled, they may only disclose such information if they have first used commercially reasonable efforts to, and, if practicable, afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

     11. Relationship of the Parties. Nothing in this Agreement shall be construed as creating any relationship between Abbott and ImaRx other than as specifically set forth in this Agreement; neither party shall have any right, power or authority to assume, create, or incur any expense, liability or obligation, express or implied, on behalf of the other party, except as expressly provided herein. This Agreement is not intended to be nor shall be construed as a joint venture, association, partnership, or other form of a business organization or agency relationship.

     12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all such counterparts together will constitute one and the same instrument.


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     13.  Attachments. The attachments referred to in this Agreement are incorporated herein by reference and expressly made a part of this Agreement as fully as though completely set forth herein. To the extent a conflict may exist between the provisions of this document and the provision of any attachment hereto, the provisions of this document will prevail.

     14. Waiver. The failure of any party at any time or times to enforce or require performance of any provision hereof will in no way operate as a waiver or affect the right of such party at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty contained in this Agreement. Any waiver of an obligation, agreement or condition contained herein will be valid and effective only if in writing and signed by the party to whom such compliance is owed.

     15.  Notices.

          (a) All notices and other communications hereunder will be in writing and will be deemed effective and given only upon receipt, when delivered personally (receipt acknowledged), by facsimile transmission (receipt confirmed and followed by a hard copy), by overnight courier, or by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or to such other individual or at such other addresses for a Party as may be specified by like notice):

               If to Abbott to: Abbott Laboratories
                                100 Abbott Park Road
                                Building AP6D, Department 364
                                Abbott Part, Illinois 60064-6020
                                Attn: General Counsel
                                Facsimile: 847-938-6277

               With a copy to:  Kirkland & Ellis LLP
                                200 East Randolph Drive
                                Suite 5400
                                Chicago, Illinois 60601
                                Attn: R. Scott Falk, P.C.
                                Facsimile: 312-861-2200

               If to ImaRx, to: ImaRx Therapeutics
                                1635 East 18th Street
                                Tucson, AZ 85719
                                Attn: Greg Cobb
                                Facsimile Number: 520-791-2437


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               With a copy to:  DLA Piper Rudnick Gray Cary LLP
                                701 Fifth Avenue
                                Suite 7000
                                Seattle, WA 98104
                                Attn: Jeffrey E. Harmes
                                John M. Steel
                                Facsimile Number: 206-839-4801

          (b) The parties will agree upon the persons and places to whom routine correspondence, invoices and similar communications should be addressed in an effort to facilitate mutual and expeditious performance by the parties hereunder.

     16. Entire Agreement. This Agreement, including the attachments hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties relating to the subject matter hereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. Except as otherwise provided herein, no amendment, supplement or modification of this Agreement or any attachment, and no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement, will be binding unless executed in writing by both of the parties hereto. No modification of this Agreement will be effected by the acknowledgement or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the parties in writing.

     17. Severability. If any provision of this Agreement is hereafter held to be invalid or unenforceable for any reason, that provision will be reformed to the maximum extent permitted to come as close as possible in its effects to the invalid or unenforceable provision, failing which, it will be ineffective to the extent of such invalidity or unenforceability only, with the balance of the provision and of the Agreement continuing in full force and effect. Such occurrence will not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

     18. Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by ImaRx or Abbott (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of ImaRx or Abbott) without the prior written consent of the other party, provided that, the consent of one party will not be required for the other party to transfer its rights and obligations hereunder to an Affiliate, as long as the transferring party


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          first fully guarantees such Affiliate's performance of all of the transferring party's obligations under this Agreement. Other than assignments described above, any purported assignment without such consent shall be void and without effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     19. Captions. The captions or headings in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     20. No Third Party Beneficiaries. Nothing in this Agreement will entitle any person other than Abbott or ImaRx, and their respective permitted (pursuant to Section 18) successors and assigns, to any claim, cause of action, remedy or right of any kind.

     21. Governing Law. This Agreement and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

     22. Gender. The singular shall include the plural and the plural shall include the singular and any gender shall include all other genders, all as the meaning and the context of the Agreement shall require.

                                   * * * * * *


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

                                        ABBOTT LABORATORIES


                                        By: /s/ Sean Murphy
                                            ------------------------------------
                                        Printed Name: Sean E. Murphy
                                        Title: Vice President,
                                               Global Licensing/New Business
                                               Development


                                        IMARX THERAPEUTICS INC.


                                        By: /s/ Evan Unger
                                            ------------------------------------
                                        Printed Name: Evan Unger
                                        Title: President and CEO


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